Exhibit 99.1

RAVEN INDUSTRIES BOARD ANNOUNCES REALLOCATION OF
CAPITAL TO BOLDLY INVEST FOR GROWTH
COMPANY'S QUARTERLY DIVIDEND INDEFINITELY SUSPENDED
Sioux Falls, S.D. (August 26, 2020) — Raven Industries, Inc. (the Company; NASDAQ:RAVN), announced today that its board of directors has indefinitely suspended the Company’s regular quarterly cash dividend on its common stock.

By suspending the dividend, the Company will retain nearly $20 million in capital on an annual basis. The Company intends to reallocate this capital to supplement and accelerate investments in Raven Autonomy™ and Raven Composites™. The opportunity for significant long-term growth from these investments is substantial, and the Company believes this to be the most appropriate use of capital to drive long-term growth in shareholder value

“We are fully committed to boldly investing in the future of our company and now is the time to accelerate investment into Raven Autonomy™ and Raven Composites,” said Dan Rykhus, President and CEO. “This decision speaks greatly to the tremendous opportunities in front of us and is being taken from a position of strength, with utmost confidence in our future.”.

About Raven Industries, Inc.
Raven Industries (NASDAQ: RAVN) is dedicated to providing innovative, high-value products and solutions that solve great challenges throughout the world. Raven is a leader in precision agriculture, high-performance specialty films, and lighter-than-air technologies. Since 1956, Raven has designed, produced, and delivered exceptional solutions, earning the company a reputation for innovation, product quality, high performance, and unmatched service. For more information, visit http://ravenind.com.

Contact Information:
Jared Stearns, Investor Relations Manager
Raven Industries, Inc.
+1(605) 336-2750
irinfo@ravenind.com

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